Exhibit 21
SUBSIDIARIES OF REGISTRANT
Colt Defense’s principal affiliates as of October 3, 2010, are listed below.
AFFILIATES OF REGISTRANT INCLUDED IN REGISTRANT’S FINANCIAL STATEMENTS

	Percent Owned	State or Country of
	Directly or Indirectly	Organization or
	by Registrant	Incorporation
Colt Canada Corporation	100%	Canada
Colt Finance Corp.	100%	Delaware
Colt Rapid Mat LLC	100%	Delaware